Exhibit 99.1

FOR IMMEDIATE RELEASE April 14, 2004	CONTACTS
	Ray Keller Lynch Corporation 401.453.2007 ray.keller@lynch-mail.com	Hugh Ryan Ryan Wellnitz & Assocs. 401.246.2300 hryan@ryanwellnitz.com

Lynch Corporation Reports a Profitable Fourth Quarter and Full Year in 2003

Telecomm subsidiary increases sales by one-third

PROVIDENCE, R.I., April 14 – Lynch Corporation (American Stock Exchange – LGL) today announced that net income increased for the fourth quarter of 2003 to $238,000, or $0.16 per share, compared to a net loss of $904,000, or a negative $0.60 per share, for the fourth quarter of 2002.

     Sales for the fourth quarter of 2003 increased 89 percent to $8,795,000 from $4,652,000 for the corresponding period of 2002. Operating income in the fourth quarter of 2003 was $418,000, compared to a $1,435,000 operating loss in the fourth quarter of 2002.

     “We believe that these results prove we are making progress on our plan to restore the company to profitable growth,” said Ralph R. Papitto, chairman and chief executive officer, “although we have not yet fully achieved our business objectives.”

     Sales increased to $27,969,000 in 2003 from $26,386,000 in 2002, a six percent improvement. Net income for 2003 was $110,000, or $0.07 per share, versus $17,963,000, or $11.99 per share, for 2002.

     Year-over-year comparison must take into account non-recurring gains in both years, said Raymond Keller, vice president and chief financial officer, Lynch Corporation. Fiscal 2003 net income includes $771,000, or $0.51 per share, derived

Lynch Corporation Reports Profitable 2003	Page 2

from gains on the sale of marketable securities, as well as gains realized upon the settlement of a customer order.

     Net income in fiscal 2002 included a non-cash gain of $19,420,000, and a cash tax benefit of $860,400, totaling $13.54 per share, for the company’s disposal of its remaining interest in Spinnaker Industries, Inc., on September 23, 2002.

     Therefore, in 2003, net loss per share excluding the non-recurring gains described above was $0.44 per share, versus a loss of $1.55 per share for the corresponding period in 2002, excluding non-recurring gains on deconsolidation last year.

     “Comparing operating profits of the two subsidiaries in 2003 to 2002, the company registered a positive $652,000 last year versus a loss of $1,638,000 in the previous year,” Papitto said. “We are especially pleased with the performance of M-tron, which capitalized on the recovering telecomm market to reduce its operating loss from $2,574,000 in 2002 to a loss of $170,000 in 2003.”

     Common shares of stock outstanding were 1,497,900 for the fourth quarters and full years of 2003 and 2002. In the first quarter of 2004, the Board of Directors authorized the repurchase of up to 50,000 shares of the company’s outstanding common stock, and to date, the company has repurchased 2,400 shares. Papitto said the buy-back plan was approved because the Board and management believed the stock was undervalued, and therefore constituted an attractive investment.

OPERATIONS HIGHLIGHTS

     The markets served by subsidiary M-tron Industries, Inc., Yankton, S.D., recovered somewhat in 2003, compared to the downward spiral of 2002 and 2001, after the Internet bubble burst, said Richard E. McGrail, Lynch Corporation president. Capitalizing on the investments in its business during the previous two

Lynch Corporation Reports Profitable 2003	Page 3

     years, including the October 2002 purchase of an industry competitor, M-tron took advantage of the market recovery, increasing revenue by 33 percent, he said.

     M-tron signed preferred-supplier agreements in 2003 with one of the world’s leading manufacturers of telecommunications and networking systems and one of the country’s two largest distributors of electronic components.

     M-tron designs and manufactures customized electronic components used primarily to control the frequency or timing of electronic signals in communications equipment. Its devices – commonly called frequency control devices, crystals or oscillators – are used in fixed and mobile wireless, copper wire, coaxial cable, wide area networks, local area networks and fiber optic systems.

     One of the investments that contributed to a successful 2003 was the previous year’s acquisition of production assets, technology, and sales backlog of Champion Technologies, Inc., McGrail said. That purchase broadened the M-tron product line with crystals, clock oscillators, specialized crystal oscillators, and timing products, and also added companies to M-tron’s customer roster.

     “We continue to look for potential acquisitions whose products are complementary to, and whose markets are the same as, M-tron’s,” Papitto said.

     M-tron plans continued investment in technical resources, including design and engineering personnel to enable it to provide a higher level of support to its customers and potential customers, McGrail said. M-tron management believes that technical participation with its OEM (original equipment manufacturer) customers in the early stages of their design process will lead to the company’s devices being designed into their products with greater regularity.

Lynch Corporation Reports Profitable 2003	Page 4

LYNCH SYSTEMS MODERNIZES INSTALLED GLASS PRESSES

     Lynch Systems, the Corporation’s subsidiary in Bainbridge, Ga., created, introduced, and began selling a modernization and upgrade package for the worldwide base of installed glass presses, both those made by Lynch and by its competitors. These presses form glass for face panels and funnels for CRT (cathode ray tube) computer monitors and HDTV (high definition television) sets, and for tableware, glassware, and commercial optical glass.

     The new upgrade package incorporates servo-technology and the most advanced industrial controls to enhance customer productivity and cut costs of manufacturing with glass presses. Servo index drive systems and electronic controls speed production to one index per second with extremely high precision, McGrail said.

     McGrail said that one customer is generating an additional $2.1 million per year in sales via a 33% increase in output-per-shift, paying off the investment in less than 60 days. Other customers in Europe have recovered the cost of servo-ram and servo-table-index conversion in less than six months, he said.

     Lynch Systems has made a blanket offer to convert presses, on customers’ premises, to servo control with no up-front payment. Customers can pay for the upgrades as they earn greater profits from the presses through increased productivity. The only charge at the outset is for shipping and handling to deliver the hardware to a customer’s plant.

     For more information, contact Raymond Keller, Vice President and Chief Financial Officer, Lynch Corporation, 50 Kennedy Plaza, Providence, RI 02903. (401) 453-2007. Fax (401) 453-2009. ray.keller@lynch-mail.com. www.lynchcorp.com.

Lynch Corporation Reports Profitable 2003	Page 5

Forward Looking Statement

     This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors. More detailed information about those factors is contained in Lynch Corporation’s filings with the Securities and Exchange Commission.

# # #

Lynch Corporation Announces Fourth Quarter 2003 Financial Results	Page 6

PRESS RELEASE

LYNCH CORPORATION
STATEMENTS OF OPERATIONS
(Dollars In Thousands, Except Per Share Data)

	Three Months		Year
	Ended December 31,		Ended December 31,
	2003	2002	2003	2002
SALES
M-tron	$4,308	$2,953	$15,183	$11,412
Lynch Systems	4,487	1,699	12,786	14,974

Consolidated Total	8,795	4,652	27,969	26,386

EARNINGS (LOSS) BEFORE INTEREST,TAXES, DEPRECIATION & AMORTIZATION (EBITDA)
M-tron	181	(382)	622	(1,909)
Lynch Systems	857	(242)	1,092	1,321

EBITDA from Operations	1,038	(624)	1,714	(588)
Corporate expenses — net	(312)	(493)	(1,307)	(1,414)
Gain on deconsolidation of Spinnaker	—	—	—	19,420

Consolidated Total	$726	$(1,117)	$407	$17,418

OPERATING PROFIT (LOSS)
M-tron	$2	$(551)	$(170)	$(2,574)
Lynch Systems	792	(341)	822	936

Operating Profit (Loss)	794	(892)	652	(1,638)
Corporate expenses — unallocated	(376)	(543)	(1,484)	(1,614)
Gain on deconsolidation of Spinnaker	—	—	—	19,420

Consolidated Total	418	(1,435)	(832)	16,168

OTHER INCOME(EXPENSE)
Investment income	6	26	534	121
Interest expense	(57)	(61)	(282)	(201)
Other income (expense)	—	(29)	763	(92)

Consolidated Total	(51)	(64)	1,015	(172)

INCOME (LOSS) BEFORE INCOME TAXES	367	(1,499)	183	15,996
BENEFIT FROM (PROVISION FOR) INCOME TAXES	(129)	595	(73)	1,967

NET INCOME (LOSS)	$238	$(904)	$110	$17,963

WEIGHTED AVERAGE SHARES OUTSTANDING	1,497,900	1,497,900	1,497,900	1,497,900

BASIC & DILUTED INCOME (LOSS) PER SHARE:	$0.16	$(0.60)	$0.07	$11.99

Lynch Corporation Announces Fourth Quarter 2003 Financial Results	Page 7

LYNCH CORPORATION
RECONCILIATION OF NON-GAAP RESULTS
(Dollars in Thousands, Except Per Share Data)

	Three Months		Twelve Months
	Ended December 31		Ended December 31
	2003	2002	2003	2002
RECONCILIATION OF NON-GAPP OPERATING PROFIT (LOSS)
Consolidated total operating profit (loss) as reported	$418	$(1,440)	$(832)	$16,168
Gain on deconsolidation of Spinnaker	—	—	—	(19,420)

Non-GAAP consolidated operating profit (loss)	418	(1,440)	(832)	(3,252)

RECONCILIATION OF NON-GAAP NET INCOME (LOSS)
Net income (loss), as reported	238	(904)	110	17,963
Gain on sale of marketable securities	—	—	(483)	—
Gain on release of customer contingency	—	—	(728)	—
Gain on deconsolidation of Spinnaker	—	—	—	(19,420)
Provision for (benefit from) income taxes	—	—	440	(860)

Non-GAAP net income (loss)	$238	$(904)	$(661)	$(2,317)

Weighted average shares outstanding	1,497,900	1,497,900	1,497,900	1,497,900
Non-GAAP basic and diluted income (loss) per share	$0.16	$(0.60)	$(0.44)	$(1.55)

RECONCILIATION OF EBITDA
Net income (loss), as reported	$238	$(904)	$110	$17,963
Provision for (benefit from) income taxes	129	(595)	73	(1,967)
Interest expense	57	61	282	201
Other expense (income)	—	29	(763)	92
Investment income	(6)	(26)	(534)	(121)

Operating profit (loss) EBIT	418	(1,435)	(832)	16,168
Depreciation and amortization	308	318	1,239	1,250

EBITDA	$726	$(1,117)	$407	$17,418

Quarterly and year-to-date comparisons must take into account non-recurring gains in both years.

EBITDA is presented because it is a widely accepted financial indicator of value and ability to incur and service debt.

EBITDA is not a substitute for operating income or cash flow from operating activities.

Lynch Corporation Announces Fourth Quarter 2003 Financial Results	Page 8

PRESS RELEASE

LYNCH CORPORATION
SELECTED BALANCE SHEET DATA
(Dollars in Thousands, Except Per Share Data)

	December 31,	December 31,
SELECTED BALANCE SHEET DATA	2003	2002

CASH, AND SHORT TERM INVESTMENTS	$3,981	$5,986

RESTRICTED CASH	1,125	1,125

MARKETABLE SECURITIES, NET OF MARGIN LIABILITY	1,278	610

WORKING CAPITAL	7,485 *	8,029

PROPERTY PLANT AND EQUIPMENT — COST	15,866	16,330

TOTAL ASSETS	23,019	23,430

TOTAL DEBT	3,807	4,149

SHAREHOLDERS’ EQUITY	11,033	10,934

BACKLOG — M-TRON	2,800	2,300

LYNCH SYSTEMS	2,800	3,900

SHARES OUTSTANDING AT DATE	1,497,883	1,497,883

*	December 31, 2003 working capital includes current liabilities of $676 for obligations now maturing in one year that were previously in long term liabilities.